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                                                                    EXHIBIT 99.2

                                 PROXYMED, INC.
              FIRST QUARTER 2003 FINANCIAL RESULTS CONFERENCE CALL

                            MODERATOR: MICHAEL HOOVER
                                   MAY 1, 2003
                                  10:00 A.M. ET

OPERATOR:         Good morning, ladies and gentlemen, and welcome to the
                  ProxyMed's conference call to discuss its financial results for the first quarter of 2003. At this time, I would like to inform you that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation. We would appreciate it if you would limit your questions to one and then get back into queue, if you have any follow-up questions or another question to ask. Today's conference call is being webcast and replays of this call will be available on the Internet at www.proxymed.com shortly after this call. Leading today's call from ProxyMed are Mike Hoover, CEO; Nancy Ham,
                  President; and Judd Schmid, Chief Financial Officer.

                  Before the discussion begins, please be reminded that statements made by ProxyMed during this call include answers given in response to questions that are intended to fall within the Safe Harbor provisions of the securities laws and that actual results might differ materially from those in these statements. Such statements are subject to a variety of risks, many of which are discussed in the company's most recent Form 10K and other SEC filings, which the company strongly urges you to read.

                  At this time, I would like to turn the presentation over to Mr. Mike Hoover. Please go ahead, sir.

MICHAEL HOOVER:   Good morning and thank you, operator. Thank you, everyone, for joining us. On our call today, we will report briefly on our consolidated first quarter financial results, but we'll spend most of the time discussing the integration process of MedUnite, which we acquired on last New Years Eve.

                  As we discussed in our updated guidance call in January, we expected that the acquisition of MedUnite, would cause us to report negative numbers for both EBITDA and EPS on a consolidated basis, and that is indeed the case. However, as you will hear, the acquisition did not cause us to lose focus on our existing Transaction Service operations, which reported improved operational and financial metrics over the


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                  corresponding period last year and last quarter. I'd like to highlight a few of these metrics for you. Total transactions increased by 15 percent over fourth quarter and core transactions were up 13 percent. Revenue in our Transaction Services unit grew 9 percent, sequentially, and EBITDA was slightly down due to the loss on disposal of assets and other integration-related costs. These gains are despite increased travel and other expenses associated with all the integration activity.

                  Speaking of integration, we continue to focus our efforts primarily on the integration of MedUnite and our HIPAA remediation efforts. As you will hear today, we are on track to consolidate MedUnite and ProxyMed's technology platforms by the end of the third quarter. This will not only ensure HIPAA-compliant connectivity solutions for our customers, but it will allow us to continue to eliminate costs associated with duplicative functions. This is one of the crucial steps with MedUnite making the turn from negative from positive EBITDA in 2003. On this important task, we did get off to a slower start than hoped, but we are now on track on a run rate base for EBITDA. I remain confident that we will be able to complete the restructuring and bring MedUnite to EBITDA profitability this year, as we committed to you in our last call. On a relationship basis, we continue to make excellent progress with MedUnite's seven founding payers and a partner in NDCHealth. In summary, the results of the MedUnite acquisition are on schedule starting the second quarter.

                  With that, let me turn it over to Nancy and Judd to provide you all of the details. Judd, go ahead.

JUDD SCHMID:      Thanks, Mike. Good morning, everyone. We plan to keep the
                  financial discussion relatively short today, as my wife is about to give birth to our first child and I could be called away at any time. But, seriously, as Mike pointed out, we realized consolidated losses in the first quarter, as expected, as we moved to integrate MedUnite. We know everyone is very interested in our progress here, so we have worked hard to be able to break out MedUnite's results for you for the first quarter. So please see the "Segment and Other
                  Information" section of our press release for details. Going forward, we will not be able to do this, as the progress on the integration has already blurred the lines too much between MedUnite and ProxyMed.

                  For the first quarter of 2003, we've reported consolidated revenues of $17.4 million, EBITDA losses of $948,000, and a



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                  net loss of $2.5 million, or 36 cents per share, as compared to a net loss of $563,000, or 11 cents per share last year.

                  From a revenue perspective, let's start with our transaction business where sequential revenue growth over the fourth quarter was a solid 9 percent, excluding $4.6 million in revenues from MedUnite. From a transaction standpoint, and excluding MedUnite's transactions, we are pleased to report that overall transactions still grew 15 percent with core transactions growing 13 percent, fueled by our continued growth in both new accounts and in existing ones. I applaud the whole team for maintaining their focus on core growth, even with all the distractions around the MedUnite integration.

                  Let me take a minute to walk you through transaction growth rates versus revenue growth rates. Depending on the mix between encounters and other transactions each quarter, overall transaction volumes may increase, but revenue dollars may increase more, less or stay the same. It's rarely a synchronous relationship. This is because encounters are at a lower price point than claims and other transactions that we process. Over the last two years, we've had every conceivable combination of revenue and transaction growth and it's something that we have to deal with each quarter.

                  This strong growth in the first quarter gives us confidence that we can achieve our internal growth rates for the year of 25 percent or more. In the first quarter, we processed a total of 56.5 million clinical and financial healthcare transactions, including MedUnite. This now puts us on a run rate to process over 225 million transactions on an annual basis.

                  Finally, revenues in our Lab Services business started the year on a slow note, as we had expected and mentioned in our updated guidance call. Most of our revenues in this business come from the sale of fixed assets to our lab and contract manufacturing customers. We believe that overall spending for fixed assets is down across the economy and will continue to be soft going into the summer. In addition, we expect to start the year slowly, due to the effect of the 2002 M&A activity amongst our top lab customers. Our business with labs typically decreases for a period of time post-acquisition, and then rebounds. We anticipate that a strengthening economy, a resumption of normal ordering from the merged labs and an increased penetration into the hospital outreach market will help to improve revenue for Lab Services over the balance of the year.

                  Jumping down to SG&A expenses, we expected significant costs related to the MedUnite operations and we were somewhat



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                  challenged to get our hands around these costs early in the quarter. In addition, despite our best forecasting and planning, we did incur some unbudgeted expenses of about $100,000 for additional deal-related accounting and legal fees. We also incurred $123,000 in losses related to the disposition of assets as a result of the consolidation of the MedUnite and ProxyMed offices in Atlanta. This consolidation, however, should save us $200,000 on an annual basis, going forward, and has accelerated certain aspects of our integration. Please note that these deal-related expenses and the loss on the disposition of assets are both included in our calculation of our EBITDA loss for the quarter. Despite these challenges, we exited the quarter on a run rate in line with our initial expectations.

                  In regard to EBITDA, on a consolidated basis, we reported an EBITDA loss of $948,000. This includes an EBITDA loss from MedUnite of $1.6 million for the quarter. Excluding the MedUnite loss, our existing operations generated an EBITDA profit of $646,000. While this is down sequentially, and even with both EBITDA losses expected at MedUnite, we still believe that we will generate consolidated EBITDA profits for the full year of 2003 in excess of our 2002 consolidated EBITDA profit of $4 million. To accomplish this, we have to continue to reduce expenses at MedUnite. By executing on our current plans, we should be able to achieve our stated goal of operating the MedUnite business on an EBITDA breakeven level sometime in the third quarter.

                  Amortization expense for the quarter was less than expected, as we have not yet started amortizing the real-time network platform acquired from MedUnite. We are completing the work to bring it into full HIPAA compliance by the end of the second quarter. We will then start amortization over a five-year period.

                  From a cash perspective, we ended the quarter with $11.5 million in total cash, including our restricted cash. This is the result of a solid job on collections and our success in entering into financing arrangements for the larger liabilities acquired with MedUnite. With these financing arrangements, comes interest expense though, so let me give you some updated numbers for that. In addition to financing certain MedUnite, and even some ProxyMed, liabilities, we also have the interest that we pay on the $13.4 million in convertible notes issued to purchase MedUnite. As a result, our interest expense is now running about $210,000-plus per quarter with a modest offset of about $30,000 per quarter in interest income.

                  Also on the cash front, I'm happy to report that we've terminated the expensive lease at MedUnite's San Diego




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                  facility effective July 1st in exchange for a $750,000 Letter of Credit that was being held by the landlord. This termination saves us about $1 million in future rents. In addition, we're working on an asset-based line of credit and expect to have something in place within the next few weeks. All in all, I'm comfortable with our current cash resources, as compared to our internal needs.

                  We stated before that 2003 would be a restructuring year for the company with the first two quarters sustaining substantial EBITDA and bottom line losses. While this was true for the first quarter, we now believe that we will achieve positive EBITDA in the second quarter and, of course, that we will exit the full year on a positive and, hopefully, on a normalized EBITDA run rate. We have all been extremely busy, but we've made good progress to date.

                  With that, I'll hand it over to Nancy to provide some more color on our progress.

NANCY HAM:        Good morning, everyone. It's been a pretty busy four months since the acquisition of MedUnite and we've had a lot to do.
                  We had to get our arms around MedUnite, quickly reorganize the company and all the work, execute on our platform integration plans, keep the core business growing on track, continue HIPAA readiness plans and, of course, attack the burn rate at MedUnite. While it's been pretty challenging to execute at 100 percent on all these fronts, overall, I think we've made good progress.

                  At this point, I'm confident that we have our arms around MedUnite. We have a core team that has been charged with executing every aspect of the integration, from the biggest items of organizational restructuring, technology planning and updated sales programs, right down to the smallest details of new letterhead and how folks file their expense reports.

                  The core team has represented us from every major department and they meet weekly, telephonically, and then, periodically, we meet in person for in depth reviews. We've made a lot of progress on the original to-do list for each department and the remaining items are on track. In fact, I think we'll be a position to disband the core team in the next month.

                  To spotlight some of the larger integration projects, first, we could not be more pleased with the integration of the associates of ProxyMed and MedUnite into one Transaction Services team. Both sides of the house came together very well from a cultural team and skill set perspective. I've always believed that the critical factor in any merger acquisition



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                  being successful is the people and the willingness of all the old and new associates to embrace the new company and each other and quickly set aside who came from where, and focuses, instead, on who needs to do what to serve the common customer. As I recently shared with all of our associates, I give us an A+ here.

                  On the facility front, as Judd mentioned, we combined our two Atlanta offices into one, and that went great. The last facility's task will be to move our San Diego team into their new, smaller and much cheaper offices, and that will happen in the next four to six weeks.

                  We're also wrapping up the move to one name, ProxyMed. I was too cheap to do this out of the box, but now that we've used up most of the MedUnite letterhead and business cards and so forth, it's time to finish it up and move to ProxyMed. To facilitate this, we've consolidated our e-mail in the past two weeks, we've launched a beautiful combined internal Intranet, we have new signage on order, and we'll be shutting down the corporate website, www.medunite.com by mid-June.

                  On the technology front, as we discussed on our last call, we're consolidating our production platforms down to one claims processing platform and one real-time platform. On the claims side, which actually includes claims, encounters and electronic remittance advices, we're leveraging ProxyMed superior and, as we recently announced, Claredi-certified and HIPAA-compliant platforms. We now have very detailed plans in place for this consolidation and they are going along well. As a progress report for you, we've already moved over 50 percent of the volume associated with the former MedUnite founding payers to the ProxyMed platform and, by next week, we'll have just north of 85 percent. In addition, we've moved all of the volume associated with 31 additional payers that MedUnite was sending to a trading partner, but where ProxyMed already had a direct connection in place. Moving from an indirect to a direct connection, basically, doubles the revenues associated with those claims and it was an important deal synergy for us to realize quickly. With payer migration going well, we now need to focus on migrating the MedUnite physicians and partners who submit inbound transactions. We're on track to complete this migration by the end of the third quarter. That is the key step to allow us to shut down MedUnite's multiple claims platforms and to realize the associated cost savings built into our plan.



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                  On the real-time side, we've been able to move even faster. We will have the ProxyMed real-time platform and physician portal fully integrated with MedUnites by mid-June. We will then have one single best-of-breed real-time platform and a fully-integrated physician portal with all of our transactions available in one place. This is crucial to our continued cross-selling success.

                  Having integrated platforms will be a significant step for us, but even that's not enough. It's all about customers and revenue. In parallel, we're integrating all the tools we use across the entire company to market, sell and contract with new customers; to then implement those customers into production and enroll them with our payers; and to provide ongoing support and account maintenance. In April, we hit several key milestones on this plan. With former MedUnite associates, based in our major Norcross, Georgia office, being able to implement their first physicians and payers directly onto the ProxyMed platform and then, to provide customer support. Our Vice President of Operations, Tom Wohlford, who came from the MedUnite side of the house, is doing a terrific job with this initiative and, by May 31st, we'll be completed with this project.

                  Finally, we've been a little busy with HIPAA as well. We've checked off some important milestones here. We've completed the remediation of our transaction platform and we received HIPAA certification from Claredi on our batch and real-time transactions. We're now in the process of working with our payer and provider customers to either try to modify their existing interfaces to bring them into HIPAA compliance or to re-implement them directly on HIPAA-compliant formats. We've developed a number of testing and certification tools, which are integrated directly with our transaction processing platforms to proactively assist our customer base in this transition to HIPAA compliance. We also remediated our provider products, including those acquired from MedUnite, to meet the April 15th privacy deadline and to prepare for the upcoming security regulations. As part of the privacy regulations, our terrific privacy and legal teams survived the onslaught of this episode of agreements and executed almost 2000 of them prior to the April 15th deadline. All of our attention related to HIPAA has not been turned outward towards our customers. We've all but just completed a rigorous internally review and update of our corporate privacy and security policies and educations and, as part of that, we completed a series of internal education programs for every ProxyMed associate.

                  While I'm pleased with the progress on the integration on the HIPAA remediation front, I have to single out the fact that,



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                  even with all of that going on, we had a strong first quarter in the core business. ProxyMed transactions grew by 15 percent over the fourth quarter, with core transactions, excluding encounters and MedUnite, up 13 percent. This performance was due to a number of factors, but most importantly, due to a 40 percent increase in our implementation throughput and continued stellar performances from our business development and sales teams. You see some of our handy work with the announcements of our partnership with Perot, which we anticipate will bring us four million claims in the second half of the year and more in 2004, and Alpha Thought Global, which will add eight million annual transactions doing that work. In addition to these large wins, our sales team continues it's excellent work in signing up individual physicians, adding almost 3,000 new direct physicians in the first quarter.

                  Despite all this good news, it can't change and remove the disappointment that we did not bring the MedUnite burn rate down as quickly in January and February as we should have. On a run rate basis, we're now exactly where we planned to be, but we do have some ground to make up in this first two months to be on track for our full year plan. The monthly EBITDA loss is now approximately $300,000, down from $1.6 million. While this is excellent progress, we have to continue our focus and rapid gains to reach breakeven in the third quarter for MedUnite and to exit the year on a normal margin run rate.

                  In summary, while it's been pretty busy around here, I think we've gotten a lot done. Most importantly, we've been able to validate our plans to bring the MedUnite business to EBITDA profitability well within our guidance timeline of late 2003.

                  With that, I'll turn it back over to Mike for a wrap up.

MICHAEL HOOVER:   Thanks, Nancy. As we've just discussed, we've made tremendous progress since the beginning of the year. I want to thank all of our associates who have worked tirelessly to make this happen. Even as we've been working on our integration and core operations, we haven't taken our eyes off the larger strategic plan that drives us. While our teams have asked me to hold off on any new acquisitions until we've completed the MedUnite integration, we've continued to look at new opportunities to help ProxyMed through major new products and strategic initiatives.

                  As the nation's second largest processor of healthcare transactions for the physician marketplace, serving over 140,000 physicians, processing over 225 million transactions a



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                  year, we constantly need to stay ahead of the competition. We continue to do this by offering unique products and services, all from one source, and by superior support to all of our customers. We believe that ProxyMed is well-positioned to be the premiere partner on both ends of the transaction process flow. Over the last few months, we began to explore new relationships with billing services and financial transaction partners. We are also looking at some expanded product offerings, such as an enhanced payment service for electronic remittance advice and an electronic funds transfer offering, and a claims repricing service. Some of these discussions have led to new contracts and others are in developmental stage. Some of these opportunities are sizable and may require cash investments to bring to market in 2003 and 2004. We'll keep you posted over the next few quarters as these opportunities move along.

                  I hope that our call today has been informative and left you with the same confidence that we have in achieving our goals for the year. We made good progress in the first quarter to reduce MedUnite's monthly EBITDA loss from $1.6 million to $300,000, to reduce or finance many of the acquired liabilities, to integrate the people, facilities and technology, and to still grow the core business substantially. As you know, we previously provided you with our guidance on a full-year basis. While we will not be breaking that down into quarterly guidance for 2003, at this point, we can comment on analyst's consensus for the second quarter of $19.2 million in revenue, positive $220,000 in EBITDA, and a loss of 25 cents EPS. This represents growth of 10 percent in revenue and better than $1 million improvement in EBITDA over first quarter. While Q2 will definitely be challenging, especially on the revenue side due to the softness in our lab business, we are comfortable with these numbers on the EBITDA and the EPS front. We're excited about returning to positive EBITDA so quickly.

                  Just as a reminder, our annual meeting of shareholders will be held on Thursday, May 29th at our corporate offices here in Fort. Lauderdale. Our proxy materials are being mailed tomorrow, so be on the lookout for them. We'd certainly like to see you then.

                  That concludes our prepared comments and we'd now like to open the lines up for any questions that you may have.

                  [Questions from participants and answers from management omitted]


MICHAEL HOOVER:   With that, we'll close out the call. Thank you very much for your participation and we hope to see you at our shareholders



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                  meeting on May 29th here at our corporate offices in Ft.
                  Lauderdale, Florida. Thank you and have a good day.

OPERATOR:         Ladies and gentlemen, this does conclude our conference for today. Thank you all for participating and have a nice day.
                  All parties may now disconnect.



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